New World Fund, Inc.

October 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$157,755
Class B	$1,069
Class C	$5,303
Class F1	$27,103
Class F2	$21,075
Total	$212,305
Class 529-A	$8,877
Class 529-B	$86
Class 529-C	$869
Class 529-E	$348
Class 529-F1	$535
Class R-1	$175
Class R-2	$2,223
Class R-3	$4,630
Class R-4	$4,206
Class R-5	$6,494
Class R-6	$11,539
Total	$39,982

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7130
Class B	$0.2447
Class C	$0.2913
Class F1	$0.7349
Class F2	$0.8884
Class 529-A	$0.6948
Class 529-B	$0.1815
Class 529-C	$0.2947
Class 529-E	$0.5682
Class 529-F1	$0.8001
Class R-1	$0.2744
Class R-2	$0.3394
Class R-3	$0.5797
Class R-4	$0.7545
Class R-5	$0.9004
Class R-6	$0.9323

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	222,668
Class B	3,296
Class C	18,351
Class F1	47,524
Class F2	28,131
Total	319,970
Class 529-A	13,161
Class 529-B	365
Class 529-C	3,036
Class 529-E	640
Class 529-F1	749
Class R-1	623
Class R-2	6,437
Class R-3	8,058
Class R-4	6,240
Class R-5	8,001
Class R-6	17,510
Total	64,820

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$59.37
Class B	$58.31
Class C	$57.34
Class F1	$58.96
Class F2	$59.46
Class 529-A	$58.92
Class 529-B	$57.81
Class 529-C	$57.42
Class 529-E	$58.45
Class 529-F1	$59.00
Class R-1	$57.51
Class R-2	$57.49
Class R-3	$58.58
Class R-4	$59.19
Class R-5	$59.66
Class R-6	$59.58